Personalized Relocation Terms Document
Brian Smith

Introduction

This personalized relocation policy outlines the assistance available to you. Regency Centers will provide relocation assistance through our relocation management vendor, Lexicon Relocation and the procedural details of your move will be covered with you by your move manager. You are expected to be reasonable and prudent in incurring expenses and to keep accurate receipts and records.

Eligibility

This transfer is at the request of the Company and your personalized relocation policy has been approved, in advance, by the CEO and Compensation Committee. Certain eligibility requirements for transfer apply:

•	You are a full-time employee of Regency Centers Corporation.

Certain conditions apply:

•	If you relocate and subsequently resign without Good Reason or are terminated for Cause prior to receiving all of your benefits, you will forfeit any remaining payments due under this program. “Good Reason” and “Cause” are defined in your 2008 Amended and Restated Severance and Change of Control Agreement dated as of January 1, 2008, as it may be amended from time to time.

•	No substitution of relocation benefits is allowed.

•	This policy is not an employment contract and does not infer continued employment.

•	This policy requires that the relocation process and all applications for reimbursement must be completed and submitted no later than September 1, 2009.

Reimbursement Agreement

To be eligible for any employee assistance under this program, you must sign this relocation policy stating that should you resign without Good Reason, or be terminated for Cause within one year of your household move date, you will forfeit any remaining payments due under this program (including tax assistance) and you will reimburse the company all relocation expenses paid through this program.

Any expenses not directly paid by the Company will be a reimbursement only. You will be responsible for paying any upfront expenses and submitting those expenses to Lexicon for reimbursement by Regency Centers.

Exception to Policy

Exceptions to this policy are discouraged and must be approved by the CEO. The cost of any exceptions to this policy without these signatures will be your responsibility.

Relocation Reimbursements:

All relocation expenses provided to you in this Relocation Policy should be submitted to Lexicon Relocation.

Travel Expenses

The Company will reimburse you for authorized actual and reasonable cost of travel expenses in accordance with Regency’s Travel & Entertainment Policy.

Home Finding Trips

When necessary, you and your spouse will be reimbursed for actual and reasonable expenses associated with trip(s) to the new location to select a new residence or otherwise coordinate the relocation of you and your family. Such expenses may include transportation costs, rental cars, meals and lodging, if not already using Temporary Housing Assistance. A maximum of twenty (20) nights on location, divided into no more than four (4) trips, will be reimbursed. Children may accompany you and expenses reimbursed on 2 of these trips.

Listing Your Home for Sale

If you choose not to list your home with a real estate broker from a selection provided by Lexicon, the broker you select must coordinate efforts with Lexicon in accordance with Regency’s home marketing process. Additionally, your home must be listed for no more than 5% over the appraised market value, as determined by Lexicon’s appraisal process.

Home Sale Program

You are eligible to participate in the Appraised Value/Amended Value home sale program. Lexicon Relocation, on behalf of Regency Centers will provide you with an Appraised Value home sale offer based on the average of two (2) relocation designated appraisals meeting Regency Center guidelines as well as home inspections. You will have up to ninety (90) days to market your home for a higher outside offer., but may accept the appraised value offer within 30 days.

If you are able to obtain an acceptable outside price on your home, you will receive a Home Sale Bonus equal to three percent (3%) of that sale price.

When Lexicon buys your home, you will be paid your equity in your home once you accept Lexicon’s offer or 1 week prior to vacating your home, whichever is later. “Equity” is defined as the appraisal or amended value, whichever is higher, minus any remaining mortgage principal, liens and the cost of any required repairs.

Buying a Home

Regency will reimburse you for reasonable and customary lender required buyers’ closing costs customarily paid in Florida. This reimbursement applies to your principal residence only.

Temporary Housing Assistance

If you cannot immediately move into your new home or apartment, you will be reimbursed for reasonable rent expenses for you and your family for up to thirty days. This assistance is also available when your furniture has not arrived or if there is a delay in connecting utilities in the new residence. Your Lexicon Relocation representative will assist you in making temporary living arrangements.

Household Move Assistance

Lexicon Relocation will handle the arrangements for the movement of your household goods through its designated moving company. All moving services will take place during regular business hours. Overtime charges are not authorized.

Coverage of your Belongings

Full Value Protection of up to $100,000 is provided by the moving company. Additional protection for automobiles and high value items will also be provided.

Full Packing, Unpacking, Crating and Uncrating

This policy provides for full professional packing and unpacking of your household goods.

Storage of Household Goods

If there is a delay in taking possession of your new home, the policy provides for temporary storage of your belongings for as long as you are using Temporary Housing Assistance.

Transport of Automobile(s)

Regency will allow for the transport of up to two (2) street legal and operable automobile(s). If you wish to drive, you will receive mileage reimbursement at the current company rate.

Service of Household Appliances

Regency will pay to prepare normal household appliances for transport and reconnection in your new home. Installations of 220V, water lines or gas lines are NOT included. The van line will arrange for these services at your expense.

Miscellaneous Expense Allowance

In addition to the expenses specifically described in this document, a variety of other relocation expenses may be incurred which typically differ in kind from one household move to another. To help cover such expenses and any other costs not specifically mentioned, the policy provides you with a miscellaneous expense allowance of $47,500.

The People Services Department will request this allowance as soon as your household goods move has been scheduled and confirmed. No itemization or expense report is required. All applicable payroll taxes will be withheld.

Family Final Trip

You will be reimbursed for reasonable expenses incurred in transporting your family to your new home. These include travel, meals and lodging for you and your family. Travel may include business or first class airfare. Reimbursement will include expenses in your former location after your former residence is no longer suitable for occupancy, expenses en-route, and expenses in the new location until you move into your new home, but not to exceed a total of 30 days.

Income Tax Gross Up Assistance

Some of the reimbursements and allowances in the program are tax deductible expenses. Certain expenses, however, will be regarded as taxable income to you. To help offset this extra tax expense, certain payments for which you are not permitted to take a corresponding deduction on your personal tax return(s) will be “grossed up.” This means that a special income tax allowance will be calculated to cover those provisions. The miscellaneous expense allowance and home sale bonus will not be grossed up.

The following gross up percentages will be used for your relocation expenses:

•	33% plus the highest state tax rate.

The rates listed above are intended to approximate your additional tax liability. They are not intended to be precise. If you can demonstrate that the policy results in a material (over $1,000) underpayment of taxes as a result of the relocation, a supplemental claim will be considered.

The 1.45% tax for Medicare will be reimbursed.

FICA will be paid on relocation expenses if you have not reached the maximum 2008 FICA salary cap.

Return to Origin

In the unlikely event that you decide to return to the Pasadena, CA area (the origination point of your transfer), Regency will provide relocation support services at a level equivalent to the support provided for your move from Pasadena to Jacksonville, FL.

This offer for return to origin relocation assistance is only valid if you elect to return to the Pasadena, CA area between the 13th and 24th month after the completion of your transfer to Jacksonville.

Should you resign without Good Reason or be terminated for Cause, within one year of your return move to the Pasadena, CA area, or your household move date, whichever is later, you will forfeit any remaining payments due under this program (including tax assistance) and you will reimburse the company all relocation expenses paid through this program.

By signing below, I Brian Smith understand and agree to the terms and conditions of this policy as stated.

/s/ Brian M. Smith
Signature of Brian M. Smith

3-17-08
Date

REGENCY CENTERS CORPORATION

By: /s/ Martin E. Stein
Signature of Hap Stein

3/19/08
Date

Please return a signed copy of this policy to People Services.